UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 8, 2015

PATHFINDER BANCORP, INC.
(Exact name of Registrant as specified in its charter)

Commission File Number: 001-36695

Maryland	38-3941859
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

214 West First Street, Oswego, NY 13126
(Address of Principal Executive Office) (Zip Code)

(315) 343-0057
(Issuer's Telephone Number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4c under the Exchange Act (17 CFR 240.13e-4c))

ITEM 8.01 – OTHER EVENTS
Pathfinder Bank to Combine with its Subsidiary Under New York Commercial Bank Charter
Pathfinder Bancorp, Inc. (the "Company") (Nasdaq: PBHC), the parent holding company for Pathfinder Bank, (the "Bank"), announced today that the Bank filed an application with the New York State Department of Financial Services ("NYSDFS") and the Federal Deposit Insurance Corporation ("FDIC") to combine with the Bank's wholly-owned subsidiary, Pathfinder Commercial Bank, a New York State-chartered commercial bank.  Prior to or simultaneously with the combination, Pathfinder Commercial Bank's charter will be amended such that Pathfinder Commercial Bank will become a full-service commercial bank, rather than a limited purpose commercial bank, which it currently is, and its name will be changed to "Pathfinder Bank"
The transaction is expected to be completed in either the third or fourth quarter of 2015 and will have little impact on the current activities or investments of the Bank and Pathfinder Commercial Bank, although the Bank expects some annual cost savings as a result of the conversion.

About Pathfinder Bancorp, Inc.
Pathfinder Bancorp, Inc. is the bank holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York.  Pathfinder Commercial Bank is a wholly owned subsidiary of Pathfinder Bank.  The Bank has nine full service offices located in its market areas consisting of Oswego and Onondaga County.  Presently, the only business conducted by Pathfinder Bancorp, Inc. is the 100% ownership of Pathfinder Bank and Pathfinder Statutory Trust I.

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PATHFINDER BANCORP, INC.

Date: May 8, 2015	By: /s/ Thomas W. Schneider
Thomas W. Schneider
President and Chief Executive Officer